UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 1, 2019

TRIDENT BRANDS INCORPORATED
(Exact name of registrant as specified in its charter)

Nevada	000-53707	26-1367322
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 South Executive Drive, Suite 101, Brookfield, WI		53005
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (262) 789-6689

N/A
(Former name or former address, if changed since last report.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered

Common Stock	TDNT	OTCQB

☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Item 8.01 Other Events

Resignation and Appoint of Executive Officers

Effective June 1, 2019 Mark Holcombe resigned as the President and Chief Financial Officer of Trident Brands Incorporated (“we”, “us”, “our”, “Trident”, the “Company”).  He will continue to serve as a director and senior advisor to the Company.  Mr. Holcombe’s resignation did not result from any disagreement with the Company regarding our practices, policies or otherwise.  Scott Chapman, our director and Chair of our Corporate Governance Committee was concurrently appointed President.  Mr. Chapman will step down as Chair of our Audit Committee due to the loss of independence resulting from his appointment.  Peter Salvo, the Vice President, Finance, Corporate Secretary, and Controller of the Company assumes the positions of Principal Financial Officer and Principal Accounting Officer.

Scott Chapman, President, Director, Chair of the Corporate Governance Committee

Scott Chapman is an investment professional with over 20 years of experience both in Canada and internationally. Mr. Chapman has acted as senior partner with Lines Overseas Management (Bermuda, Bahamas); and in institutional, retail sales with Midland Walwyn (Montreal, Quebec). Across numerous financial sectors, Mr. Chapman’s responsibilities have included corporate finance, venture capital, institutional and retail sales. From April 2009 to present, Mr. Chapman has been the owner of Hyperion Management. Hyperion is in the business of venture capital, marketing, corporate governance and sports management.  Mr. Chapman is a native of Montreal, Quebec and holds a BA from Concordia University.

Peter Salvo, Vice-President (Finance), Controller and Secretary

Peter Salvo is a professional accountant with over 25 years of experience in manufacturing, most notably in the automotive industry. Mr. Salvo has served in many capacities, most recently as controller and finance manager with Meritor Suspension Systems Company for 14 years. He has also worked for Rockwell International for 11 years as Manager of Financial Analysis. Mr. Salvo has extensive financial management experience and served as a key member of various management teams.

Mr. Salvo is a Chartered Professional Accountant (CPA, CMA), received his Certified Management Accountant designation in 1985 and holds a bachelor degree in commerce from McMaster University.

Consulting Agreements with Senior Executives and Advisors

Also effective June 1, 2019, we entered into consulting agreements with Mr. Holcombe, Mr. Chapman, and Anthony Pallante, our Chief Executive Officer and Chairman of the Board.  Each agreement will have a term of 12 months and is subject to termination by either party with 90 days’ notice without penalty.  Mr. Holcombe will receive monthly consideration of $18,750 for his services as Senior Advisor.  Mr. Chapman will receive monthly consideration of $17,500 for his services as President, and Mr. Pallante will receive monthly consideration of $23,000 for his services as CEO.  Unvested options held by the consultants shall be terminated immediately upon termination, provided that where termination results from a change of control, all options will immediately vest.

Adoption of 2019 Stock Option Plan

Effective June 12, 2019 our board of directors approved the adoption of the 2019 Stock Option Plan which permits the Company to issue up to 4,845,000 shares of its common stock to directors, officers, employees and consultants of the Company upon the exercise of stock options granted under the plan.  The 2019 Stock Option Plan replaces the Company’s 2013 Stock Option which authorized the issuance of options to purchase up to 4,200,000 common shares. All options previously issued under the 2013 plan will be absorbed into the umbrella of the 2019 plan upon their original terms and conditions, as amended at the discretion of the board.

Item 9.01 Financial Statements and Exhibits

10.1 Consulting Agreement dated June 1, 2019 with Mark Holcomb

10.2 Consulting Agreement dated June 1, 2019 with Scott Chapman

10.3 Consulting Agreement dated June 1, 2019 with Anthony Pallante

10.4 2019 Stock Option Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIDENT BRANDS INCORPORATED

/s/Anthony Pallante
Anthony Pallante
Chief Executive Officer, Director and Chairman of the Board
Date: June 14, 2019

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